EXHIBIT 10.35

AKAMAI TECHNOLOGIES, INC.
FORM OF
CHANGE OF CONTROL AND SEVERANCE AGREEMENT
     This Change of Control and Severance Agreement (the “Agreement”) is made and entered into by and between __________________ (the “Executive”) and Akamai Technologies, Inc. (the “Company”), effective as of the last date set forth by the signatures of the parties below (the “Effective Date”).
RECITALS
     A.      It is expected that the Company from time to time will consider the possibility of its acquisition by another company or another Change of Control Event (as defined below). The Board of Directors of the Company (the “Board”) recognizes that such consideration, and the possibility that the Executive’s employment could be terminated by the Company for a reason other than for cause, can be distractions to the Executive and can cause the Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control Event of the Company or the termination by the Company of the Executive’s employment for a reason other than for Cause (as defined below).
     B.      The Board believes that it is in the best interests of the Company and its stockholders to provide the Executive with an incentive to continue his or her employment with the Company, or a wholly-owned subsidiary of the Company, as the case may be, and to motivate the Executive to maximize the value of the Company upon a Change of Control Event for the benefit of its stockholders.
     C.      The Board believes that it is imperative to provide the Executive with certain benefits upon a Change of Control Event or upon the termination of the Executive’s employment following a Change of Control Event for a reason other than Cause, thereby encouraging the Executive to remain with the Company notwithstanding the possibility of a Change of Control Event or termination of employment for a reason other than for Cause.
     The Company and the Executive hereby agree as follows:
     1.      Term of Agreement. This Agreement shall terminate upon the date that all obligations of the Company and the Executive with respect to this Agreement have been satisfied.
     2.      At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and shall continue to be at-will, as defined under applicable law, and may be terminated at any time by either party, with or without cause.
     3.      Change of Control Event. If: (i) the Executive is employed by the Company as of the date of a Change of Control Event; and (ii) within one year of the Change of Control Event the Executive’s employment is terminated by the surviving entity for any reason other than for Cause, including the Executive’s voluntary termination for Good Reason, then the Executive shall be entitled to:

               (a)      full acceleration of the vesting of the Executive’s stock options so that such stock options become 100% vested; and
               (b)      severance pay and benefits, all of which shall be paid less applicable withholdings for taxes and other deductions required by law, consisting of:
                         (i)      A lump sum payment equal to one year of the Executive’s then-current base salary;
                         (ii)      A lump sum payment equal to the annual incentive bonus at target that would have been payable to the Executive under the Company’s Executive Bonus Plan in effect immediately before the Change of Control Event, if any, in the year of the Executive’s termination had both the Company and the Executive achieved the target bonus objectives set forth in such Executive’s Bonus Plan during such year; and
                         (iii)      Reimbursement for up to 12 months of the amount paid by the Executive for continued health and dental insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA). In order to receive this benefit, the Executive must timely elect COBRA continuation coverage in accordance with the Company’s or surviving entity’s usual COBRA procedures.
               All payments and benefits under this Section 3 are conditioned upon the Executive’s execution of a separation agreement acceptable to and provided by the surviving entity that contains, among other provisions, a full release of claims and, where permitted by applicable law, an agreement not to compete with the surviving entity for one year following the Executive’s termination.
     4.      Definitions.
               (a)      For the purposes of this Agreement, “Change of Control Event” is defined as set forth in Section 9(c)(1)(b) of the Akamai Technologies, Inc. 2006 Stock Incentive Plan, which definition is incorporated herein by reference.
               (b)      For the purposes of this Agreement, “Cause” is defined as set forth in Section 3 of the Akamai Technologies, Inc. 2006 Executive Severance Pay Plan and Summary Plan Description, which definition is incorporated herein by reference.
               (c)      For the purposes of this Agreement, “Good Reason” is defined as (i) a material reduction in the Executive’s compensation and benefits (including without limitation any bonus plan or indemnity agreement) not agreed to in writing by the Executive; (ii) the assignment to the Executive of duties and/or responsibilities that are materially inconsistent with those associated with the Executive’s position; or (iii) a requirement, not agreed to in writing by the Executive, that the Executive relocate to, or perform his or her principal job functions at, an office that is more than twenty-five (25) miles from the office at which the Executive was previously performing his or her principal job functions.
     5.      Golden Parachute Excise Taxes. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution, or any acceleration of vesting of any benefit or award, by the Company or its affiliated companies to or for the benefit of the Executive, payable within the meaning of Section 280G of the Internal Revenue Code (the “Code”) (whether paid or payable, distributed or distributable or accelerated or subject to acceleration pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax

(such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) on an amount such that after payment by the Executive of all taxes imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, the Executive retains an amount of the Gross-Up Payment equal to the sum of: (a) the Excise Tax imposed upon the Payments; and (b) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in the Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to have: (a) paid federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made; (b) paid applicable state and local income taxes at the highest rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes; and (c) otherwise allowable deductions for federal income tax purposes at least equal to those which would be disallowed because of the inclusion of the Gross-Up Payment in the Executive’s adjusted gross income. The payment of a Gross-Up Payment under this Section 5 shall in no event be conditioned upon the Executive’s termination of employment or the receipt of severance benefits under this Agreement.
     6.      Successors.
               (a)      Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a), or which becomes bound by the terms of this Agreement by operation of law.
               (b)      Executive’s Successors. The terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.
     7.      Miscellaneous Provisions.
               (a)      Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
               (b)      Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement represents the entire understanding of the Company and the Executive with respect to the subject matter of this Agreement and this Agreement supersedes all prior agreements, arrangements and understandings regarding the subject matter of this Agreement; provided, however, that this Plan shall not be deemed to terminate or replace, but shall be deemed to supplement, (a) provisions in restricted stock unit agreements entered into with Executives that relate to the effect of a termination of employment or (b) provisions in stock option agreements or the Company’s Stock Incentive Plans that that provide for the automatic acceleration of vesting of options upon a Change of Control Event. If stock option vesting acceleration is triggered and severance is paid pursuant to this Agreement, the Executive acknowledges and agrees that he or she shall not be entitled to any additional stock option vesting or severance payment pursuant to any prior agreement, arrangement or understanding or pursuant to any other severance pay plan, including, but not limited to, the Akamai Technologies, Inc. 2006 Executive Severance Pay Plan and Summary Plan Description.
               (c)      Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.
               (d)      Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
               (e)      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

AKAMAI TECHNOLOGIES, INC.	EXECUTIVE
Signature	Signature
Print Name	Print Name
Title
Dated: _____________________, 2006	Dated: _____________________, 2006

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